Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE
January 13, 2021

Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES PREFERRED DIVIDENDS

FREEHOLD, NJ, January 13, 2021…...........On January 13, 2021, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from December 1, 2020 through February 28, 2021, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable March 15, 2021, to shareholders of record at the close of business on February 16, 2021. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

Also, on January 13, 2021, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from December 1, 2020 through February 28, 2021, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable March 15, 2021, to shareholders of record at the close of business on February 16, 2021. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 125 manufactured home communities containing approximately 23,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan and Alabama. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968